Exhibit 1.01

Conflict Minerals Report
For The Year Ended December 31, 2020
This Conflict Minerals Report for the reporting period from January 1, 2020 to December 31, 2020 is presented to comply with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended. Rule 13p-1 imposes certain reporting obligations on reporting companies whose manufactured or contracted to be manufactured products contain conflict minerals which are necessary to the functionality or production of their products. “Conflict minerals” are defined as gold, cassiterite, columbite-tantalite, wolframite, and their derivatives, which are limited to tin, tantalum, and tungsten (“3TG”) for the purposes of this assessment. Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

1. Company Overview
Compass Group Diversified Holdings LLC and Compass Diversified Holdings (collectively, “CODI” or the “Company”) were formed to acquire and manage a group of small to middle market businesses and the Company was a controlling owner of ten businesses, or operating subsidiaries, at December 31, 2020. The subsidiaries are as follows: 5.11 Acquisition Corp. ("5.11"), Boa Holdings Inc. ("BOA"), The Ergo Baby Carrier, Inc. ("Ergobaby”), Liberty Safe and Security Products, Inc. (“Liberty Safe” or “Liberty”), Marucci Sports, LLC ("Marucci Sports" or "Marucci"), Velocity Outdoor Inc. ("Velocity Outdoor" or "Velocity"), Compass AC Holdings, Inc. (“ACI” or “Advanced Circuits”), AMT Acquisition Corporation (“Arnold”), FFI Compass, Inc. (formerly "Foam Fabricators") ("Altor Solutions" or "Altor") and The Sterno Group, LLC ("Sterno").

The Company’s subsidiaries are engaged in the following lines of business:
•5.11 is a leading provider of purpose-built technical apparel and gear for law enforcement, firefighters, EMS, and military special operations as well as outdoor and adventure enthusiasts. 5.11 is a brand known for innovation and authenticity, and works directly with end users to create purpose-built apparel and gear designed to enhance the safety, accuracy, speed and performance of tactical professionals and enthusiasts worldwide. Headquartered in Irvine, California, 5.11 operates sales offices and distribution centers globally, and 5.11 products are widely distributed in uniform stores, military exchanges, outdoor retail stores, its own retail stores and on 511tactical.com.
•BOA, creator of the revolutionary, award-winning, patented BOA Fit System, partners with market-leading brands to make the best gear even better. Delivering fit solutions purpose-built for performance, the BOA Fit System is featured in footwear across snow sports, cycling, hiking/trekking, golf, running, court sports, workwear as well as headwear and medical bracing. The system consists of three integral parts: a micro-adjustable dial, high-tensile lightweight laces, and low friction lace guides creating a superior alternative to laces, buckles, Velcro, and other traditional closure mechanisms. Each unique BOA configuration is engineered for fast, effortless, precision fit, and is backed by The BOA Lifetime Guarantee. BOA is headquartered in Denver, Colorado and has offices in Austria, Greater China, South Korea, and Japan.
•Ergobaby is a designer, marketer and distributor of wearable baby carriers and accessories, blankets and swaddlers, nursing pillows, strollers and related products.  Ergobaby primarily sells its Ergobaby and Baby Tula branded products through brick-and-mortar retailers, national chain stores, online retailers, its own websites and distributors and derives more than 50% of its sales from outside of the United States. Ergobaby is headquartered in Los Angeles, California.
•Liberty Safe is a designer, manufacturer and marketer of premium home, gun and office safes in North America. From its over 300,000 square foot manufacturing facility, Liberty produces a wide range of home and gun safe models in a broad assortment of sizes, features and styles. Liberty is headquartered in Payson, Utah.
•Marucci Sports is a leading designer, manufacturer, and marketer of premium wood and metal baseball bats, fielding gloves, batting gloves, bags, protective gear, sunglasses, on and off-field apparel, and other baseball and softball equipment used by professional and amateur athletes. Marucci also develops and licenses franchises for sports training facilities. Marucci is headquartered in Baton Rouge, Louisiana.
•Velocity Outdoor is a leading designer, manufacturer, and marketer of airguns, archery products, laser aiming devices and related accessories. Velocity Outdoor offers its products under the highly recognizable

Crosman, Benjamin, Ravin, LaserMax and CenterPoint brands that are available through national retail chains, mass merchants, dealer and distributor networks. Velocity Outdoor is headquartered in Bloomfield, New York.
•Advanced Circuits is an electronic components manufacturing company that provides small-run, quick-turn and volume production rigid printed circuit boards. ACI manufactures and delivers custom printed circuit boards to customers primarily in North America. ACI is headquartered in Aurora, Colorado.
•Altor Solutions is a designer and manufacturer of custom molded protective foam solutions and original equipment manufacturer components made from expanded polystyrene and expanded polypropylene. Altor provides products to a variety of end markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building and other products. In July 2020, Altor acquired the assets of Polyfoam, a Massachusetts-based manufacturer of protective and temperature-sensitive packaging solutions for the medical, pharmaceutical, grocery and food industries, among others. Altor is headquartered in Scottsdale, Arizona and operates 14 molding and fabricating facilities across North America subsequent to the acquisition of Polyfoam.
•Arnold is a global manufacturer of engineered magnetic solutions for a wide range of specialty applications and end-markets, including aerospace and defense, general industrial, motorsport/automotive, oil and gas, medical, energy, reprographics and advertising specialties. Arnold produces high performance permanent magnets (PMAG), precision foil products (Precision Thin Metals or "PTM"), turnkey electric motors ("Ramco") and flexible magnets (Flexmag™) that are mission critical in motors, generators, sensors and other systems and components. Based on its long-term relationships, Arnold has built a diverse and blue-chip customer base totaling more than 2,000 clients worldwide. Arnold is headquartered in Rochester, New York.
•Sterno is a manufacturer and marketer of portable food warming systems, creative indoor and outdoor lighting, and home fragrance solutions for the foodservice industry and consumer markets. Sterno offers a broad range of wick and gel chafing systems, butane stoves and accessories, liquid and traditional wax candles, catering equipment and lamps through Sterno Products, flameless candles and outdoor lighting products through Sterno Home, and scented wax cubes and warmer products used for home decor and fragrance systems through Rimports. Sterno is headquartered in Corona, California.

2. Description of the Company's Products Covered by this Report
This Report relates to products: (i) for which 3TG are necessary to the functionality or production of that product; (ii) that were manufactured or contracted to be manufactured by the Company; and (iii) for which the manufacture was completed during calendar year 2020. The Company determined that component products at seven (7) of its subsidiaries contain or may contain 3TG which are necessary to the functionality or production of their products. The seven subsidiaries and the applicable 3TG are Advanced Circuits (gold and tin), Arnold (gold, tantalum, tin and tungsten), Ergobaby (tin), Sterno (tin and gold), 5.11 (tin and gold), Liberty (gold, tantalum, tin and tungsten) and Velocity Outdoor (tin).
The Company acquired Marucci Sports and BOA during the year ended December 31, 2020. As permitted by the instructions to the Form SD, the Company has not included Marucci Sports or BOA in our reporting for Form SD and the Conflict Mineral report for the year ended December 31, 2020.
3. Reasonable Country of Origin Inquiry
The Company conducted an analysis of its subsidiaries’ products and found that small quantities of necessary 3TG are contained in some of its subsidiaries’ products. Therefore, for the reporting period from January 1, 2020 to December 31, 2020, the Company conducted a good faith reasonable country of origin inquiry (“RCOI”) which was designed to determine whether any of the necessary 3TG contained in its subsidiaries’ products originated in the Democratic Republic of the Congo or an adjoining country (collectively, the "Covered Countries") or came from recycled or scrap sources. “Necessary 3TG” are 3TG that are necessary to the functionality or production of products that the Company’s subsidiaries manufacture or that the Company’s subsidiaries contract with others to manufacture for us.

The Company used the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative to request information from its subsidiaries’ suppliers about their supply chain and to gather information about the country of origin of its necessary 3TG. The Company identified approximately 168 direct suppliers that potentially supplied the Company necessary 3TG and requested each of them to complete a CMRT. The Company received responses (by either a letter or completed CMRT) from approximately 87% of these suppliers and reviewed the responses for completeness and accuracy. When the Company determined that its suppliers’ CMRT responses contained information the Company believed to be incomplete or inaccurate, the Company followed up with those suppliers to seek additional information or clarification about those responses.

Based on the Company’s supplier responses, the Company does not have sufficient information to determine whether the products it manufactured or contracted for manufacture during the reporting period contain necessary 3TG that originated, or may have originated, in the Covered Countries and are not or may not be from recycled or scrap sources. Accordingly, and out of an abundance of caution, the Company performed due diligence in an effort to determine the source and chain of custody of these necessary 3TG.

4. Due Diligence
Due Diligence Design
With respect to the period covered, the design of the due diligence process conforms in all material respects with the internationally recognized due diligence framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, Third Edition, 2016, as further set out in the specific guidance for downstream companies contained in the Supplement on Tin, Tantalum, and Tungsten and the Supplement for Gold (hereinafter, collectively, the “OECD Guidance”).

Due Diligence Measures Performed
The Company undertook due diligence at each of its subsidiaries that have component products that contain or may contain necessary 3TG to determine the source and chain of custody of the necessary 3TG contained in the products manufactured by or contracted for manufacture by the Company’s subsidiaries. Summarized below are the components of the 3TG due diligence program the Company undertook as they relate to the five-step framework set forth in the OECD Guidance:
    1. OECD Step #1: Establish and maintain strong company management systems
Our operations are reported in multiple business segments, therefore, we established a single point of contact to assist in implementing a 3TG program. Each segment that manufactures or distributes products that contain necessary 3TG had its own designated specific personnel to coordinate the 3TG diligence, oversee the implementation and execution of a program and coordinate directly with its affected suppliers, if applicable. The affected segments used the CMRT developed by the Conflict-Free Sourcing Initiative as a mechanism to request that suppliers provide information about the source and chain of custody of the necessary 3TG contained in products supplied to each of the affected segments. For suppliers that did not respond to the Company's source and chain of custody inquiry (or provided limited response) for calendar year 2020, the Company submitted that supplier name to the executive management of the applicable subsidiary for review. The Company maintains a conflict minerals policy regarding the sourcing of conflict minerals, which is publicly available on the Company’s website at: http://ir.compassequity.com/corporate-governance.cfm. The content of any website referred to in this Report is not incorporated by reference in this Report.
    2. OECD Step #2: Identifying and assessing risk in the supply chain
To identify risks related to necessary 3TG in its products, the Company took the following actions:
•worked with suppliers to obtain more complete information;
•followed up with suppliers that did not respond or provided inconsistent or incomplete responses;
•sought information regarding the smelters or refiners or smelters that processed the conflict minerals in the suppliers’ products; and
•analyzed the supplier’s responses against the Company's conflict minerals policy and against the list of smelters and refiners on the CFSI website to determine whether the smelters received a "compliant" or "active" designations from the Conflict Free Smelter Program ("CFSP").
    3. OECD Step #3: Design and implement a strategy to respond to identified risks
Results of the Company’s supplier responses were reported to the senior management of the Company, specifically our Chief Financial Officer. The Company continued a risk management plan of attempting to disengage with a supplier where the Company deems risk mitigation unfeasible or unacceptable, and where, in the Company’s opinion, such disengagement would not likely harm the supply chain for a particular product.

    4. OECD Step #4: Carry out an independent third party audit of smelter's/ refiner’s due diligence practices
As an owner of downstream companies, the Company relies on audits by independent third parties, including audits of smelters and refiners reported by the CFSP. The Company also relies on the certification processes of the London Bullion Market Association, The Responsible Jewellery Council, and the Tungsten Industry - Conflict Minerals Council.
5. OECD Step #5: Report annually on supply chain due diligence
The Company reports on our conflict minerals due diligence annually by making our Form SD and this Report publicly available on our Company website at: http://ir.compassequity.com/sec.cfm and filing the Form SD (with this Report) with the Securities and Exchange Commission ("SEC").

5. Results of Review
As an owner of downstream companies, the Company can only provide reasonable, not absolute, assurance regarding the source and chain of custody of the 3TG contained in its subsidiaries’ products. The Company relies on the information collected and provided by its subsidiaries’ direct suppliers and publicly available information regarding independent third party audit programs.
Facilities Used to Process the Necessary 3TG
The Company requested smelter information from the suppliers of each of its subsidiaries that were determined to have component products that contain or may contain 3TG which are necessary to the functionality or production of their products. Based on the responses from our direct suppliers, two (2) suppliers identified only one (1) tin smelter, resulting in a total of two (2) tin smelters being identified. Based on the responses from the two (2) suppliers with only one (1) smelter disclosed for tin, we determined that the following smelters processed the tin that is contained in certain of our products.

Metal	Official Smelter Name	CESI Smelter ID	Smelter Country

Tin	Alpha	CID000292	UNITED STATES
Tin	Thailand Smelting & Refining Co Ltd	CID001898	THAILAND

In the other responses received from our direct suppliers, each supplier named more than one (1) smelter or refiner in their response for each metal. This lack of detail from the rest of our suppliers prevented the Company from being able to determine whether a particular smelter or refiner named in their responses processed the necessary 3TG in the Company's products. Accordingly, the Company is unable to disclose any other facilities used to produce the necessary 3TG in its products. However, Table 1 attached to this Report lists the smelters and refiners provided to the Company by its other direct suppliers that may have processed necessary 3TG in its subsidiaries’ product lines.
Country of Origin
Based on the responses provided by the Company’s suppliers described directly above, the responses did not provide sufficiently detailed information for us to identify the country of origin of the necessary 3TG in the Company’s products. Accordingly, the Company is unable to disclose the country of origin of the necessary 3TG in its products.
Efforts to determine mine or location
The Company has determined that the most reasonable effort it can make to determine the mines or locations of origin of its necessary 3TG to the greatest possible specificity is to seek information from its direct suppliers about the smelters and refiners and the countries of origin of the necessary 3TG in its products and urge that its suppliers do the same with their direct suppliers. The Company must rely on its direct and indirect suppliers to provide the information about the mine or location of origin of the necessary 3TG in its products. As a result of the lack of information obtained from the Company’s subsidiaries’ suppliers, the Company was unable to determine the mine or location of the necessary conflict minerals in its subsidiaries’ product lines.

6. Risk Mitigation / Steps to Improve Due Diligence Measures
The Company currently intends to take steps to improve its due diligence and mitigate the risk that the Company’s necessary 3TG benefit or finance armed groups, including:
•Evaluating current direct suppliers based on their responsiveness to the 2020 calendar year's data collection effort. We expect to submit the names of those suppliers who provide products with risk of possible 3TG content that required responses and whose responses were limited or non-existent for calendar year 2020 to the executive management of the applicable subsidiary for review.
•Reaching out to suppliers earlier in the process and asking them to complete the CMRT.
•Improving, to the extent possible, the percentage of supplier provided responses to the request to complete the CMRT.

7. Independent Private Sector Audit
Based on the existing guidance from the SEC, this report has not been audited, nor is an Independent Private Sector Audit required for this Report.

8. Forward-Looking Statements
This Report may contain certain forward-looking statements, including those made under the “Risk Mitigation / Steps to Improve Due Diligence Measures” section. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Factors that could adversely affect our future performance include (1) those described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020, (2) the responsible sourcing of 3TG in our supply chain by our direct and indirect suppliers and (3) the effectiveness of traceability systems used by our direct and indirect suppliers to determine the source and chain of custody of 3TG contained in our supply chain. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1 - List of smelters and refiners that may have processed necessary 3TG of the Company’s subsidiaries

Metal	Smelter Reference List	Smelter Facility Location: Country

Gold	Advanced Chemical Company	UNITED STATES
Gold	Aida Chemical Industries Co. Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Limited	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation	UNITED STATES
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Company Limited	CHINA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN

Metal	Smelter Reference List	Smelter Facility Location: Country
Gold	LAIZHOU SHANDONG	CHINA
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	Safimet S.p.A.	ITALY
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A. S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN

Metal	Smelter Reference List	Smelter Facility Location: Country
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	CP Metals Inc.	UNITED STATES
Tantalum	D Block Metals, LLC	UNITED STATES
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang Nonferrous Metals Smelting Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Molycorp Silmet A.S.	ESTONIA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Power Resources Ltd.	MACEDONIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION

Metal	Smelter Reference List	Smelter Facility Location: Country
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology, Ltd.	CHINA
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA

Metal	Smelter Reference List	Smelter Facility Location: Country
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Tin Technology & Refining	UNITED STATES
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIETNAM
Tin	Thailand Smelting & Refining Co Ltd	THAILAND
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Chaozhou Xianglu Tungsten Industry Co., Ltd.	CHINA
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	HC Starck Tungsten GmBH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION
Tungsten	Kennametal Fallon	UNITED STATES

Metal	Smelter Reference List	Smelter Facility Location: Country
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan Tungsten Chemical LLC (MTC)	VIETNAM
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILLIPINES
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA